Exhibit 99.1

(1)           The amount reported includes 32,764,897 shares of common stock that are owned of record by Apollo Investment Fund III, L.P. (“AIF III”), Apollo Overseas Partners III, L.P. (“Overseas III”), Apollo (UK) Partners III, L.P. (“Apollo UK”), AIF III/AWI/RR LLC (“AIF/AWI”), Apollo Investment Fund IV, L.P. (“AIF IV”), Apollo Overseas Partners IV, L.P. (“Overseas IV”), and Apollo/AW LLC (“AW LLC,” and together with AIF III, Overseas III, Apollo UK, AIF/AWI, AIF IV and Overseas IV, the “Apollo Funds). Apollo Advisors II, L.P. (“Advisors II”) is the general partner of each of AIF III, Overseas III and Apollo UK, and Apollo Management, L.P. (“Management”) serves as the day-to-day manager of each of AIF III, Overseas III, Apollo UK and AIF/AWI. Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of each of AIF IV and Overseas IV, and Apollo Management IV, L.P. (“Management IV”) serves as the day-to-day manager of each of AIF IV, Overseas IV and AW LLC. Apollo Capital Management II, Inc. (“ACM II”) is the general partner of Advisors II. AIF III Management, Inc. (“AIFM III”) is the general partner of Management. Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors IV. AIF IV Management, Inc. (“AIFM IV”) is the general partner of Management IV. The Apollo Funds, Advisors II, Management, ACM II, AIFM III, Advisors IV, Management IV, ACM IV and AIFM IV, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal executive officers and directors, as the case may be, of ACM II, AIFM III, ACM IV and AIFM IV, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.